--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20547

                                 SCHEDULE 14D-9

                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                     VMS NATIONAL PROPERTIES JOINT VENTURE
                           (Name of Subject Company)

                     VMS NATIONAL PROPERTIES JOINT VENTURE
                      (Names of Persons Filing Statement)

                           LIMITED PARTNERSHIP UNITS
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)

                                PATRICK J. FOYE
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                  2000 SOUTH COLORADO BOULEVARD, SUITE 2-1000
                             DENVER, COLORADO 80222
                                 (303) 757-8101
           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   COPIES TO:

                                 JOSEPH A. COCO
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 735-3000

                                      AND

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 SCHEDULE 14D-9

     This Schedule 14D-9 relates to the offers by AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO OP"), to purchase units of limited partnership interest (the "Units") of VMS National Residential Portfolio I, an Illinois limited partnership ("Portfolio I"), and VMS National Residential Portfolio II, an Illinois limited partnership ("Portfolio II") (both participants in VMS National Properties Joint Venture), in exchange for Partnership Common Units of AIMCO OP, cash or any combination thereof. Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), and AIMCO OP are filing two Registration Statements on Form S-4 to register the partnership common units of AIMCO OP issuable in exchange for the Units of Portfolio I and Portfolio II, respectively (the "Portfolio I Registration Statement" and the "Portfolio II Registration Statement," respectively). The offer to purchase Units in Portfolio I is being made pursuant to a Prospectus (the "Portfolio I Prospectus") and a related Letter of Transmittal, copies of which are attached as Exhibits (a)(1) and (a)(2) hereto, respectively. The offer to purchase Units in Portfolio II is being made pursuant to a Prospectus (the "Portfolio II Prospectus" and, together with the Portfolio I Prospectus, the "Prospectuses") and a related Letter of Transmittal, copies of which are attached as Exhibits (a)(4) and (a)(5) hereto, respectively.

ITEM 1. SUBJECT COMPANY INFORMATION

     (a) and (b) The information set forth under "SUMMARY -- Your Partnership" and "YOUR PARTNERSHIP" in the Prospectuses is incorporated herein by reference.

ITEM 2. IDENTITY AND BACKGROUND OF FILING PERSON

     (a) This Schedule 14D-9 is being filed by VMS National Properties Joint Venture, an Illinois general partnership (the "Partnership"), of which the sole general partners are VMS National Residential Portfolio I and VMS National Residential Portfolio II. The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101.

     (d) The information set forth under "SUMMARY -- The Offer", "-- AIMCO and the AIMCO Operating Partnership", "-- Terms of the Offer" and "THE OFFER" in the Prospectuses is incorporated herein by reference.

ITEM 3. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

     (d) The information set forth under "SUMMARY -- Conflicts of Interest" and "CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES" in the Prospectuses is incorporated herein by reference.

ITEM 4.  SOLICITATION OR RECOMMENDATION

     (a) and (b) The information set forth under "SUMMARY -- Fairness of the Offer" and "FAIRNESS OF THE OFFER" in the Prospectuses is incorporated herein by reference.

     (c) Not applicable.

ITEM 5.  PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED

     Not Applicable.

ITEM 6. INTEREST IN SECURITIES OF THE SUBJECT COMPANY

     (b) Not applicable.

ITEM 7. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS

     (d) Not Applicable.

ITEM 8. ADDITIONAL INFORMATION

     The information set forth in the Prospectuses is incorporated herein by reference.

ITEM 9. EXHIBITS

(a)(1) Prospectus relating to the offer to purchase Units of Portfolio I (the Prospectus included in the Portfolio I
         Registration Statement is incorporated herein by reference).
(a)(2)   Form of Letter of Transmittal and related Instructions
         (Exhibit 99.1 to the Portfolio I Registration Statement is incorporated herein by reference).
(a)(3)   Form of Letter from AIMCO OP to the Limited Partners of VMS
         National Residential Portfolio I (Exhibit 99.2 to the
         Portfolio I Registration Statement is incorporated herein by reference).
(a)(4) Prospectus relating to the offer to purchase Units of Portfolio II (the Prospectus included in the Portfolio II
         Registration Statement is incorporated herein by reference).
(a)(5)   Form of Letter of Transmittal and related Instructions
         (Exhibit 99.1 to the Portfolio II Registration Statement is incorporated herein by reference).
(a)(6)   Form of Letter from AIMCO OP to the Limited Partners of VMS
         National Residential Portfolio II (Exhibit 99.2 to the
         Portfolio II Registration Statement is incorporated herein by reference).
(e)      Not applicable.
(g)      None.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 14, 2002

                                          VMS NATIONAL PROPERTIES JOINT VENTURE
                                          an Illinois general partnership

                                          By: VMS National Residential Portfolio
                                              I

                                              By: MAERIL, INC.
                                                  its Managing General Partner

                                              By:   /s/ PATRICK J. FOYE
                                              ----------------------------------
                                                       Patrick J. Foye
                                                   Executive Vice President

                                          By: VMS National Residential Portfolio
                                              II

                                              By: MAERIL, INC.
                                                  its Managing General Partner

                                              By:   /s/ PATRICK J. FOYE
                                              ----------------------------------
                                                       Patrick J. Foye
                                                   Executive Vice President